Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 22, 2022, with respect to the financial statements of Breviloba, LLC included within the Altus Midstream Company 2021 Form 10-K, as amended by the Form 10-K/A, incorporated by reference in the Registration Statement (Form S-3) and related Prospectuses of Kinetik Holdings Inc. for the registration of shares of Class A common stock, preferred stock, depositary shares, warrants and Kinetik Holdings LP for the registration of debt securities.

/s/ Ernst & Young LLP

Houston, Texas

July 7, 2022